Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aetna Inc.:

     We consent to the use of our audit reports dated March 1, 2005 on the consolidated financial statements and the related financial statement schedule of Aetna Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut
December 5, 2005